Exhibit 99.1

News

For Immediate Release

EP Energy Announces Entry Into Supplemental Indenture to Indenture Governing 9.375% Senior Notes due 2020 Removing Restrictive Covenants

HOUSTON, TEXAS, December 22, 2017 — EP Energy LLC (“EP Energy”), a wholly-owned subsidiary of EP Energy Corporation (NYSE: EPE), today announced that, EP Energy and Everest Acquisition Finance Inc. (together, the “Issuers”) entered into a second supplemental indenture (the “Supplemental Indenture”) to the indenture (the “Indenture”) governing the Issuers’ 9.375% Senior Notes due 2020 (the “2020 Notes”).  As previously announced, the Issuers received the requisite consents to amend the Indenture on December 19, 2017 at the Early Tender Time of the offers to exchange (the “Exchange Offers”) up to $1,200.0 million aggregate principal amount of the Issuers’ new 9.375% Senior Secured Notes due 2024 (the “New Notes”) and cash for the Issuers’ (i) 2020 Notes, (ii) 7.750% Senior Notes due 2022 (the “2022 Notes”) and (iii) 6.375% Senior Notes due 2023 (the “2023 Notes” and together with the 2020 Notes and the 2022 Notes, the “Old Notes”) and the related consent solicitations (the “Consent Solicitations”).

The Supplemental Indenture, among other things, eliminates substantially all of the restrictive covenants and certain events of default from the Indenture. The Supplemental Indenture became effective immediately upon execution but will not become operative until the Exchange Offer with respect to the 2020 Notes is consummated. Upon becoming operative, the amendments to the Indenture will apply to all holders of the 2020 Notes.

General

The Issuers may terminate, withdraw or amend the Exchange Offers and Consent Solicitations, either as a whole, or with respect to one or more series of Old Notes, at any time and for any reason, including based on the acceptance rate and outcome of the Exchange Offers or if any of the conditions described in the Offering Memorandum are not satisfied, subject to applicable law.

The issuance of the New Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. The New Notes are being offered and issued only (1) in the United States to holders of the Old Notes that are “qualified institutional buyers” as defined in Rule 144A under the Securities Act, and (2) outside the United States to holders of the Old Notes that are not U.S. persons in reliance upon Regulation S under the Securities Act.  Accordingly, the New Notes will be subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act and other applicable securities laws, pursuant to registration or exemption therefrom.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. D.F. King & Co., Inc. is acting as the Information Agent for the Exchange Offers. Requests for the offering documents from “Eligible Holders” may be directed to D.F. King & Co., Inc. at (212) 269-5550 (for brokers and banks) or (800) 207-3158 (for all others).

Neither the Issuers, their respective boards nor any other person makes any recommendation as to whether the holders of the Old Notes should exchange their notes, and no one has been authorized to make such a recommendation.  Holders of the Old Notes must make their own decisions as to whether to exchange their notes, and if they decide to do so, the principal amount of the notes to exchange.

About EP Energy LLC

The EP Energy team has a passion for finding and producing the oil and natural gas that enriches people’s lives.  EP Energy has a proven strategy, a significant reserve base, multi-year drilling opportunities, and a strategic presence in a number of the country’s leading unconventional resource areas in North America. EP Energy is active in key phases of the E&P value chain—acquiring, developing and producing oil and natural gas.  For more information about EP Energy, visit epenergy.com.

Forward-Looking Statements

This release includes certain forward-looking statements and projections of EP Energy.  We have made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete.  However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed, including, without limitation, the volatility of and sustained low oil, natural gas and NGL prices; the supply and demand for oil, natural gas and NGLs; the company’s ability to meet production volume targets; changes in commodity prices and basis differentials for oil and natural gas; the uncertainty of estimating proved reserves and unproved resources; the future level of service and capital costs; the availability and cost of financing to fund future exploration and production operations; the success of drilling programs with regard to proved undeveloped reserves and unproved resources; the company’s ability to comply with the covenants in various financing documents; the company’s ability to obtain necessary governmental approvals for proposed E&P projects and to successfully construct and operate such projects; actions by the credit rating agencies; credit and performance risk of our lenders, trading counterparties, customers, vendors, suppliers and third party operators; general economic and weather conditions in geographic regions or markets served by the company, or where operations of the company are located, including the risk of a global recession and negative impact on oil and natural gas demand; the uncertainties associated with governmental regulation, including any potential changes in federal and state tax laws and regulations; competition; and other factors described in the company’s Securities and Exchange Commission filings.  While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that anticipated future results will be achieved.  Reference must be made to those filings for additional important factors that may affect actual results.  EP Energy assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by EP Energy, whether as a result of new information, future events, or otherwise.

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